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                                                                    EXHIBIT p(8)



                    CONSTITUTION RESEARCH & MANAGEMENT, INC.

December 2000

POLICY TO PREVENT INSIDER TRADING



SECTION 1. POLICY STATEMENT ON INSIDER TRADING

A. Policy Statement on Insider Trading

         Constitution Research & Management, Inc. (the "Company") forbids any officer, director or employee from trading, either personally or on behalf of others, including private accounts managed by the Company, on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading." The Company's policy applies to every officer, director and employee and extends to activities within and outside their duties at the Company. Every officer, director and employee must read and retain this policy statement. Any questions regarding the Company's policy and procedures should be referred to Richard M. Drury or Wallace W. Wadman.

         The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communications of material nonpublic information to others.

         While the law concerning insider trading is not static, it is generally understood that the law prohibits:

         1) Trading by an insider, while in possession of material nonpublic information, or

         2) Trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or

         3) Communicating material nonpublic information to others.

         The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, you have any questions you should consult Richard M. Drury or Wallace W. Wadman.

1. Who is an Insider?

         The concept of "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, the Company may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

2. What is Material Information?



           ONE FINANCIAL CENTER 23RD FLOOR BOSTON MASSACHUSETTS 02111
                   TELEPHONE: 617 330-9230 FAX: 617 330-9231
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         Trading on inside information is not a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management developments.

Material information does not have to relate to a company's business. For example, in CARPENTER V. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a WALL STREET JOURNAL reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

3. What is Nonpublic Information?

         Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, REUTERS ECONOMIC SERVICES, The Wall Street Journal or other publications of general circulation would be considered public.

4) Penalties for Insider Trading

         Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

         * civil injunctions

         * disgorgement of profits

         * jail sentences

         * fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and

         * fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

         In addition, any violation of this policy statement, can be expected to result in serious sanctions by the Company, including the possible dismissal of the persons involved.

SECTION 11. PROCEDURES TO IMPLEMENT THE COMPANY'S POLICY

A. Procedures to Implement The Company's Policy Against Insider Trading

         The following procedures have been established to aid the officers, directors and employees of the Company in preventing, detecting and imposing sanctions against insider trading. Every officer, director and employee of the Company must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures, you should consult Richard M. Drury or Wallace W. Wadman.
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                    CONSTITUTION RESEARCH & MANAGEMENT, INC.

1.       Identifying Inside Information

     Before trading for yourself or others, including private accounts managed by the Company, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

     I. Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

     II. Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation?

         If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps.

    I.   Report the matter immediately to Richard M. Drury or Wallace W. Wadman.

    II. Do not purchase or sell the securities on behalf of yourself or others, including private accounts managed by the Company

    III. Do not communicate the information inside or outside the Company, other than to Richard M. Drury or Wallace W. Wadman.

    IV. After Richard M. Drury or Wallace W. Wadman has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

2.       Personal Securities Trading

      All officers, directors and employees of the Company shall submit to Richard M. Drury or Wallace W. Wadman a report of securities they hold when they first commence employment at Constitution Research & Management. In addition, each employee will submit an annual report of such holdings to Richard M. Drury or Wallace W. Wadman.

      All officers, directors and employees of the Company shall submit to Richard M. Drury or Wallace W. Wadman a report of every securities transaction in which they, their families (including the spouse, minor children and adults living in the same household as the officer, director or employee), and trusts of which they are trustees or in which they have a beneficial interest have participated within five days after the end of the calendar month in which such transaction took place. The report shall include the name of the security, date of the transaction, quantity, price, and broker-dealer through which the transaction was effected. The requirement may be satisfied by sending duplicate confirmations of such trades to Richard M. Drury or Wallace W. Wadman.

      All officers, directors and employees of the Company shall obtain clearance from Richard M. Drury or Wallace W. Wadman prior to effecting any securities transaction in which they, their families (including the spouse, minor children and adults living in the same household as the officer, director or employee), or trusts of which they are trustees or in which they have a beneficial interest are parties. Richard M. Drury or Wallace W. Wadman shall promptly notify the officer, director or employee of clearance or denial of clearance to trade. Richard M. Drury and Wallace W. Wadman will review each other's transactions.

3.   Restricting Access to Material Nonpublic Information

     Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within the Company, except as provided in paragraph 1 above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic

           ONE FINANCIAL CENTER 23RD FLOOR BOSTON MASSACHUSETTS 02111
                   TELEPHONE: 617 330-9230 FAX: 617 330-9231
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information should be sealed; access to computer files containing material nonpublic information should be restricted.

4. Resolving Issues Concerning Insider Trading

      If, after consideration of the items set forth in paragraph 1, doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the propriety of any action, it must be discussed with Richard M. Drury or Wallace W. Wadman before trading or communicating the information to anyone.

5. Acknowledgment

      I have read and understand the foregoing procedures and will comply in all respects with such procedures.


______________________________                    ______________________________
NAME                                              DATE
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                    CONSTITUTION RESEARCH & MANAGEMENT, INC.



SECTION III. SUPERVISORY PROCEDURES

A.       Supervisory Procedures

1.       Prevention of Insider Trading

         To prevent insider trading, Richard M. Drury and Wallace W. Wadman should:

         I. Provide, on a regular basis, an educational program to familiarize officers, directors and employees with the Company's policy and procedures,

         II.   Answer questions regarding the Company's policy and procedures,

         III. Resolve issues of whether information received by an officer, director or employee of the Company is material and nonpublic,

         IV. Review on a regular basis and update as necessary the Company's policy and procedures,

         V. When it has been determined that an officer, director or employee of the Company has material nonpublic information,

               1. Implement measures to prevent dissemination of such information, and

               2. If necessary, restrict officers, directors and employees from trading the securities, and

         VI. Promptly review, and either approve or disapprove, in writing, each request of an officer, director or employee for clearance to trade in specified securities.

2.       Detection of Insider Trading

         To detect insider trading, Richard M. Drury and Wallace W. Wadman should:

         I. Review the trading activity reports filed by each officer, director and employee,

         II. Review the trading activity of private accounts managed by the Company,

         III.  Review trading activity of the Company's own account, and

         IV. Coordinate the review of such reports with other appropriate officers, directors or employees of the Company.



           ONE FINANCIAL CENTER 23RD FLOOR BOSTON MASSACHUSETTS 02111
                   TELEPHONE: 617 330-9230 FAX: 617 330-9231